EXHIBIT 10.43

December 2022
REGIONS FINANCIAL CORPORATION
USE OF CORPORATE AIRCRAFT POLICY

OBJECTIVE
Regions Financial Corporation (“Regions”) has designed this Use of Corporate Aircraft Policy (this “Policy”) to set forth the criteria and procedures applicable to the use of all aircraft operated by Regions and/or its subsidiaries or affiliates (collectively, the “Company”). This Policy is intended to comply with Company objectives and applicable laws, rules, and regulations and shall be amended from time to time as necessary or appropriate to ensure continued compliance with such laws, rules, and regulations as in effect at such time.
In addition, the following key points are addressed in this Policy:
1.Who administers this Policy?
2.Who has access to the aircraft?
3.For what purposes may the aircraft be used?
4.In which circumstances are use of the aircraft to be paid for by the passenger?
5.What are the tax and disclosure implications of aircraft use?
6.Are there any restrictions on passengers, including certain passengers traveling together?
7.How can aircraft be scheduled?
8.Are there other considerations relating to the use of the aircraft?

SCOPE
This Policy is applicable to use of all aircraft operated by the Company (“Corporate Aircraft”).

PURPOSE OF CORPORATE AIRCRAFT
The Company operates Corporate Aircraft to provide business and approved non-business air transportation services for Company executives, associates and Directors, and their guests, and to transport Company property. The Company shall not offer common carriage or transportation for hire and shall seek reimbursement for transportation only as described in this Policy.
Use of Corporate Aircraft maximizes productivity and availability of key personnel by permitting them to travel more efficiently, and thereby allowing them to focus their time and energy on achieving Company objectives. Use of Corporate Aircraft also ensures added measures of security for passengers by reducing the risk of potential or actual known or unknown threats to high profile personnel.

ADMINISTRATION
This Policy will be administered by the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). As set forth in this Policy, the Committee has delegated certain of its responsibilities to the Chief Executive Officer (“CEO”) of the Company or his or her designee. All decisions made in good faith by the Committee (or the CEO or his or her designee) pursuant to the provisions of this Policy will be final, conclusive and binding on all persons, including the Company and Permitted Persons.

Exceptions to this Policy shall be made at the discretion of the CEO or his or her designee or in the case of the CEO, by the Chairman of the Committee (or, when required by this Policy, by the Chair of the Committee) but shall generally be only for critical business matters.

DEFINITIONS
This Policy will reference different types of usage of the aircraft, which are defined as follows:

Business Travel means travel primarily within the scope of the business of the Company.
•Examples of Business Travel include, but are not limited to, travel to attend meetings with Company customers and other stakeholders, travel to attend Company, Board or Board Committee meetings, and other travel that generally furthers the business purposes of the Company. The mere fact that a passenger also accomplishes a personal goal or receives a personal benefit shall not preclude the travel from being deemed Business Travel, provided the accomplishment of the personal goal or receipt of a personal benefit is incidental to the overall business-related purpose of the trip.
•If questions arise over the characterization of a flight as Business Travel or Personal Travel, the CEO of the Company or his or her designee shall determine the appropriate characterization, unless the passenger is the CEO, in which case the determination shall be made by the Committee, or the Chair of the Committee who may seek advice and counsel from various sources, including tax, executive compensation and legal.

Personal Travel means travel that is not primarily within the scope of the business of the Company.
•Examples of Personal Travel include, but are not limited to, travel for vacation, travel to attend a family function (such as a funeral, birth, or other occasion), and travel to receive medical treatment (other than medical services required by the Company).
•Personal Travel includes trips in which a business objective is achieved if that business objective is merely incidental to the overall personal purpose of the trip.
•A trip may include both Personal Travel and Business Travel. For example, travel from Point A to Point C with a stop in Point B may be both Personal Travel and Business Travel if the trip from Point A to Point C is purely for business purposes, but the stop in Point B is for personal purposes. However, if a stop between Point A and Point C is necessary (such as for refueling) and Point B creates no additional expense to the Company over the least expensive location for a stop, then the stop at Point B shall be considered incidental to the business purpose of the trip, notwithstanding any personal benefit that the passenger may receive by stopping at Point B.

Incremental Cost means the actual cost to the Company of a passenger’s travel over the cost the Company would have incurred absent that passenger’s travel.
•For example, if an associate traveling on Business Travel takes along a spouse or other personal guest, any additional costs specifically attributable to the travel of the spouse or guest are Incremental Costs.
•The Incremental Cost of a trip includes only the costs applicable to the trip, not the cost of owning, maintaining or insuring the aircraft, including any costs associated with the personnel necessary for the operation of the aircraft.

Deadhead Flights are flights the Corporate Aircraft makes without passengers that are directly related to Business Travel or Personal Travel. Deadhead Flights will be deemed to have the same character as the Business Travel or Personal Travel they facilitate. For example, if an associate travels on business, the flight of Corporate Aircraft to pick him up before his Business Travel would be deemed Business Travel, as would the return of the aircraft after dropping him off at the end of his travel.

Reimbursable Amount means the specific items listed in 14 C.F.R. §91.501(d) which may be paid by a Permitted Person to the Company if the Permitted Person has entered into a time sharing arrangement with the Company. These items include the costs of the following:
1.Fuel, oil, lubricants, and other additives.
2.Travel expenses of the crew, including food, lodging, and ground transportation.
3.Hangar and tie-down costs away from the aircraft's base of operation.
4.Insurance obtained for the specific flight.
5.Landing fees, airport taxes, and similar assessments.
6.Customs, foreign permit, and similar fees directly related to the flight.
7.In-flight food and beverages.
8.Passenger ground transportation.
9.Flight planning and weather contract services.
10.An additional charge of up to 100% of the cost of fuel, oil, lubricants, and other additives.

ACCESS TO AIRCRAFT
The following “Permitted Persons” shall have access to the aircraft, in the following order of priority:
1.The Chairman of the Board of Directors
2.The CEO
3.Board Members to facilitate their efficient attendance at Board and Board Committee meetings
4.CEO Direct Reports
5.Executive Leadership Team members
6.Other members of senior management, as approved by the CEO or his or her designee
7.In appropriate circumstances, associates with a business-related purpose, all as approved by the CEO or his or her designee, provided however that the CEO or his or her designee shall, on a case by case basis, determine whether such individual may be in a higher priority category.
8.In appropriate circumstances, contractors, consultants, customers, potential customers, and other individuals who have a business relationship with the Company, all as approved by the CEO or his or her designee, provided however that the CEO or his or her designee shall, on a case by case basis, determine whether such individual may be in a higher priority category.

Permitted Persons shall be permitted to bring spouses and other personal guests on otherwise-approved Business Travel and Personal Travel, provided the Permitted Person accompanies the guest on the flight. Generally, spouses and guests of Permitted Persons are not permitted to fly on the Corporate Aircraft unaccompanied by the Permitted Person, with exceptions to be specified by the CEO or his or her designee, or in the case of the CEO, by the Chairman of the Committee.

TREATMENT OF TRAVEL
Each flight by a Permitted Person will be characterized as either for Business Travel or for Personal Travel. In determining the characterization of a flight as Business Travel or Personal Travel, the CEO or his or her designee may seek advice and counsel from various sources, including tax, executive compensation and legal.
Generally, use of the Corporate Aircraft for customer business development or for civic, charitable or humanitarian reasons requires the documented approval of the CEO or his or her designee.

Business Travel
Policy: Commercial travel for business purposes is encouraged except in cases where travel by Corporate Aircraft offers distinct advantages to the Company. In support of this principle, Permitted Persons shall be permitted to use Corporate Aircraft for appropriate Business Travel, subject to reasonable restrictions for scheduling and availability. Additionally, Permitted Persons are encouraged to schedule their Business Travel to coincide with the travel of other Permitted Persons so as to minimize the Incremental Cost to the Company. Where possible, Deadhead Flights are to be avoided.

Tax Considerations:
•If the travel is solely Business Travel, the Permitted Person should have no tax consequences if traveling alone or in the company of other Permitted Persons.
•If the Business Travel includes one or more personal flights, the Company shall value the personal portion using the Standard Industry Fare Level (“SIFL”) rates as periodically published by the U.S. Internal Revenue Service (“IRS”) and shall include such amount in the Permitted Person’s taxable income reported to the IRS for the year of travel, to the extent that such amount exceeds the amount paid by the Permitted Person to the Company for the trip, if any.
•If the Permitted Person is accompanied by a spouse or other guest, the spouse’s or guest’s travel shall be valued using the SIFL rates and shall be included in the Permitted Person’s taxable income for the year of travel, to the extent that such amount exceeds the amount paid by the Permitted Person to the Company for the trip, if any.
•Under the tax laws, travel that is characterized as Business Travel under this Policy may need to be recharacterized as Personal Travel for tax purposes.

SEC Reporting: If the Permitted Person is a named executive officer (“NEO”) under the reporting rules of the Securities and Exchange Commission (“SEC”), the following shall apply:
•If the travel is solely Business Travel, there shall not be any amount reportable.

•If the travel includes one or more personal flights, the Company shall report the Incremental Cost of the Personal Travel as a perquisite in its annual proxy filings, to the extent required.
•If the Permitted Person is accompanied by a spouse or other guest, any Incremental Cost of the spouse’s or guest’s travel shall be treated as a perquisite in the Company’s annual proxy filings, to the extent required.
•The amount reported shall not include any amount paid or reimbursed by the Permitted Person to the Company for the trip, if any.
•Under the securities laws, travel that is characterized as Business Travel under this Policy may need to be recharacterized as Personal Travel for SEC reporting purposes.

Cost Allocation: In general, the Company will pay 100% of the cost of Business Travel. However, in unusual circumstances, Business Travel may be contingent upon the Permitted Person entering into a time sharing agreement and reimbursing the Company for the reimbursable amount.

Personal Travel
Policy: The CEO shall have use of the Corporate Aircraft for Personal Travel without reimbursement to the Company up to a maximum value of $100,000 per year. The annual maximum value shall be determined based on calculating the full Incremental Cost for the operation of the aircraft as required under SEC rules for proxy reporting and as determined by the Company from time to time. In the event the value of any Personal Travel exceeds $100,000 annually, the CEO shall be required to reimburse the Company for the full Incremental Costs of such use under a time sharing agreement entered into between the individual and the Company. The $100,000 annual maximum is subject to periodic review and adjustment by the Compensation and Human Resources Committee of the Board of Directors.
Permitted Persons other than the CEO are encouraged to use commercial aircraft for Personal Travel. However, with advance approval of the CEO or his or her designee, a Permitted Person may use the Corporate Aircraft for Personal Travel only in the following circumstances:
•Allowing the spouse or other guest of the Permitted Person to travel with the Permitted Person, where the Permitted Person is engaged in Business Travel. Except in unusual circumstances, a spouse or guest will be permitted only when the spouse or guest does not preclude Business Travel of other Permitted Persons on the same trip.
•Appending Personal Travel to Business Travel in appropriate circumstances.
•Combining Personal Travel and Business Travel where the Business Travel would be allowed if the purpose of the Personal Travel did not exist.
•The Company requests that the Permitted Person use Corporate Aircraft for security reasons or other reasons that have a business value to the Company.
•In the case of a medical or family emergency.
Any Permitted Person may be provided a report from time to time to reflect his or her year-to-date personal use of the Corporate Aircraft for tracking purposes.

Tax Considerations:

•If the travel is solely Personal Travel, the Company shall value the Personal Travel using SIFL rates and shall include such amount in the Permitted Person’s taxable income reported to the IRS for the year of travel, to the extent that such amount exceeds the amount paid by the Permitted Person to the Company for the trip, if any. In valuing the Personal Travel, any legs of travel that qualify as Business Travel will be disregarded.
•If the Permitted Person is accompanied by a spouse or other guest, the spouse’s or guest’s travel shall be valued using the SIFL rates and shall be included in the Permitted Person’s taxable income reported to the IRS for the year of travel, to the extent that such amount exceeds the amount paid by the Permitted Person to the Company for the trip, if any.

SEC Reporting: If the Permitted Person is an NEO under the reporting rules of the SEC, the following shall apply:
•The Company shall report the Incremental Cost of the Personal Travel as a perquisite in its annual proxy filings, to the extent required.
•If the Permitted Person is accompanied by a spouse or other guest, the non-de minimis Incremental Cost of the spouse’s or guest’s travel shall be treated as a perquisite to the NEO in the Company’s annual proxy filings, to the extent required.
•The amount reported shall not include any amount paid or reimbursed by the Permitted Person to the Company for the trip, if any.

Cost Allocation: If the Permitted Person has entered into a time sharing agreement, the Company will seek reimbursement for Personal Travel as provided for in the agreement up to the maximum reimbursable amount where permissible, provided however that under appropriate circumstances, the Company may waive reimbursement subject to appropriate SEC and tax reporting.

NO GROSS-UPS; TAX TREATMENT
Use of the Corporate Aircraft is provided as a convenience to Permitted Persons and their guests. As such, the Company makes no promises or guarantees as to the tax treatment of any travel. Therefore, Permitted Persons and their guests shall be solely responsible for the tax consequences of their Personal Travel. The Company shall not provide any NEO or Director with any type of gross-up or other tax protection related to use of the Corporate Aircraft. In the event the IRS re-characterizes a flight as Personal Travel or otherwise determines that the taxable amount exceeds the amount reported by the Company, the Permitted Person or guest shall be solely responsible for any additional tax, interest or penalties.

SEATING CAPACITY RULE
Permitted Persons are encouraged to coordinate their travel to coincide with the Business Travel of other Permitted Persons. As such, the Company will make available to Permitted Persons the “seating capacity rule” described in the U.S. Treasury regulations. Pursuant to this rule, if at least 50% of the aircraft’s seating capacity is used for Business Travel, the Personal Travel of a Permitted Person on the same flight may be valued at $0. As required by the U.S. Treasury regulations, this Policy applies only to Permitted Persons who are associates (not including non-employee Directors) of the Company and to their spouses and dependent children.

PASSENGER RESTRICTIONS

The CEO or his or her designee shall establish a procedure for scheduling the use of Corporate Aircraft. The CEO may designate one or more associates of the Company as an Aviation Department to whom all such scheduling requests may be directed.
•In order to avoid any potential risk to the Company and the shareholders, succession planning should always be considered when Company officers fly together on the Corporate Aircraft:
No more than (a) four persons with titles of Senior Executive Vice President or higher or (b) four of the CEO and his or her direct reports should fly together without the prior approval of the CEO or his designee.
In conjunction with the annual succession planning process, the CEO and Chief Administrative and Human Resources Officer will review and determine, with respect to the Executive Leadership Team members, who is permitted to and who is prohibited from flying together.
Executive Leadership Team members should consider not flying with a majority of their direct reports or potential successors.
•A member of the Executive Leadership Team is to be a passenger on every flight and no customer, contractor or vendor, or spouse or other family member is permitted to fly on the Corporate Aircraft unless approved in advance by the CEO or his or her designee.
Flights involving (i) Directors and (ii) those certain senior advisers to management or the Board of Directors as approved by the CEO or his or her designee may be scheduled without a member of the Executive Leadership Team on board.
•In order to comply with applicable Federal law, the Chief Pilot will be consulted with prior to a foreign national being transported on the Corporate Aircraft.
•During multiple flight segments, additions to the approved passenger list require approval of the CEO or his or her designee prior to flight continuing.

ROLE OF AVIATION DEPARTMENT, SCHEDULING AND ITINERARIES
Aviation Department
•The Aviation Department will determine if the aircraft, crew, and other resources are available for the trip. If a trip request is not ideally suited for the Company’s aircraft, or if the trip request cannot be accommodated, the Aviation Department will inform the Permitted Person at the earliest possible date.
•For security reasons, the Aviation Department reserves the right to refuse to disclose the itinerary of the Corporate Aircraft.
•The Aviation Department is authorized to question flight requests to ensure compliance with these Rules, to suggest alternative schedules or alternative transportation, and to determine most efficient use of the Corporate Aircraft, i.e. order of pick up and drop off.
•The Aviation Department may cancel or reschedule flights to ensure compliance with this Policy or to facilitate higher priority flights.
•The Aviation Department reserves the right to cancel or change a flight at any time in order to ensure that appropriate maintenance and other safety measures are observed and to allow for higher priority use.

Scheduling, Itineraries and Other Logistical Details
•Any use of the Corporate Aircraft must be approved in advance by the CEO or his or her designee.
•Written approval should be obtained within 48 hours of making a verbal reservation and absolutely before departure.
•In the event of multiple trip requests for the same aircraft at the same time, the CEO or his or her designee shall assist in prioritizing the trip requests. First priority shall go to the Business Travel expected to provide the greatest benefit to the Company, taking into account the priority order of Permitted Persons in the Policy.
•Flights should be scheduled, where possible, to make the most conscientious, efficient and cost effective use of Corporate Aircraft, taking into account other Permitted Persons who may use the aircraft for Business Travel.
Cancellations should be made as far in advance as possible, and any cancellations after 4:00 p.m. Central Time on the day before a flight will result in the person requesting the flight being charged a fee equal to the cost of fuel for the canceled flight. This fee may be waived if the cancellation was due to extraordinary circumstances.
Short flight segments of less than 115 land miles will not be permitted unless such segment is a business-related stop on a longer trip that constitutes Business Travel.
Deadhead Flights are discouraged.
Weekend and holiday use of the Corporate Aircraft is strongly discouraged and must be approved in advance by the CEO or his or her designee.
Permitted Persons should be considerate of the wait time of pilots and flight crew in scheduling their flights, particularly regarding overnight stays. Generally, overnight stays are to be avoided, and the Company may seek reimbursement of the costs of overnight stays even in the event of Business Travel if the CEO deems that an overnight stay could reasonably have been avoided.
•The pilot in command of the Corporate Aircraft will determine the flying route for all flights and the FBOs to fly in to, and shall have the final determination on all flights. Passengers should always defer to the judgment of the pilot in command regarding flight decisions.
•Passengers should arrive and be prepared to board at least fifteen (15) minutes before the scheduled departure time.
•Persons other than those permitted to have the access code for the outside gate to the hangar facilities should not park their cars in the hangar parking lot if returning to Birmingham on a commercial flight outside of normal business hours.

OTHER CONSIDERATIONS
All usage of Corporate Aircraft must be in accordance with all applicable laws, rules and regulations. Situations not specifically discussed in this Policy should be addressed in accordance with the intent and spirit of this Policy. Any questions should be directed to the Chief Administrative and Human Resources Officer or his or her designee. Additionally,
•The Corporate Aircraft are to be used primarily to maximize the business efficiency of members of the Executive Leadership Team, Board of Directors, and other members of senior management as approved by the CEO, in the execution of their job responsibilities and for safety and security reasons.
•Corporate Aircraft may only be used for domestic flights within the United States, unless approved by the Chair of the Committee. If a Permitted Person is located outside of the United States, then he or she will be required to first travel to a domestic airport before being permitted to the Corporate Aircraft.
Cost
•The cost associated with Corporate Aircraft use is charged to the cost center(s) for the passenger(s) flying. The cost is based on the actual hourly operating expense of the Corporate Aircraft.
Charters
•Private aircraft usage is discouraged with limited exception.
•Any use of chartered flights or contract pilots must be reviewed and arranged by the Chief Pilot and approved in advance by the CEO or his or her designee.